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                                                                    EXHIBIT 4.1

                           ARTICLES OF INCORPORATION
                                       OF
                               WEYCO GROUP, INC.

                                  As Restated
                                August 29, 1961
                       and Amended through April 28, 1998


                                   ARTICLE I

                                      Name

The name of the corporation is WEYCO GROUP, INC.

                                   ARTICLE II

                                    Purposes

The  purposes for which the corporation is organized are:

     A. To manufacture, buy, sell and deal in shoes and footwear of all kinds and descriptions and in products related to or connected therewith;

     B. To buy, sell and deal in real estate and improvements thereon;

     C. Without limitation by reason of the foregoing paragraphs A and B, to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

                                  ARTICLE III

                               Authorized Shares

     The aggregate number of shares of all classes which the corporation shall have authority to issue is 12,000,000 shares of common stock of the par value of one dollar ($1.00) per share consisting of 10,000,000 shares of a class designated "Common Stock" and 2,000,000 shares of



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a class designated "Class B Common Stock."

     Any and all such shares of Common Stock constituting authorized but unissued shares may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. The powers, preferences, limitations and relative rights of the Common Stock and the Class B Common Stock shall be as follows:

   1. VOTING.

           Except as may otherwise be required by law or except as may be expressly provided for herein, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Class B Common Stock shall vote together as a single class, and every holder of an outstanding share of Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Common Stock standing in his name on the stock transfer records of the corporation, and every holder of an outstanding share of Class B Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the corporation. Every reference herein or in the bylaws to a majority or other proportion of shares shall refer to such a majority or other proportion of votes entitled to be cast.



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   2. DIVIDENDS AND DISTRIBUTIONS.

      (a) DIVIDENDS. Holders of Common Stock and Class B Common Stock shall be entitled to share ratably in all such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor except that in the case of dividends or other distributions payable in stock of the corporation, including distributions pursuant to stock split-ups or divisions, which occur after the initial distribution of the Class B Common Stock to holders of Common Stock, only shares of Common Stock shall be distributed with respect to the Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

      (b) DISTRIBUTIONS. In the event the corporation shall be liquidated (either partially or completely) dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock and the Class B Common Stock shall be entitled to share ratably, as a single class, in the remaining net assets of the corporation; that is, an equal amount of net assets for each share of Common Stock and Class B Common Stock.




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   3. RESTRICTIONS ON TRANSFER OF THE CLASS B COMMON STOCK.

      (a) No beneficial owner (as hereinafter defined) of shares of Class B Common Stock (hereinafter referred to as a "Class B Shareholder") may transfer, and the corporation shall not register the transfer of, shares of Class B Common Stock of such Class B Shareholder, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Shareholder. A "Permitted Transferee" shall be defined as (i) the Class B Shareholder; (ii) the spouse of the Class B Shareholder; (iii) any parent and any lineal descendant (including any adopted child) of any parent of the Class B Shareholder or of the Class B Shareholder's spouse; (iv) any trustee, guardian or custodian for, or any executor, administrator or other legal representative of the estate of, any of the foregoing Permitted Transferees; (v) the trustee of a trust (including a voting trust) principally for the benefit of such Class B Shareholder and/or any of his or her Permitted Transferees; (vi) Thomas W. Florsheim or Robert Feitler or their lineal descendants; and (vii) any corporation, partnership or other entity if a majority of the beneficial ownership thereof is held by the Class B Shareholder and/or any of his or her Permitted Transferees. If a Class B Shareholder and



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      all of his or her Permitted Transferees cease, for whatever reason, to hold a majority of the beneficial ownership of any corporation, partnership or other entity specified in clause (vii) above, then any and all shares of Class B Common Stock held by such corporation, partnership or other entity shall automatically, without further deed or action by or on behalf of any party, be deemed to have been transferred to other than a Permitted Transferee with the result that such shares shall be deemed to have been converted into a like number of shares of Common Stock.

      (b) Notwithstanding anything to the contrary set forth herein, any Class B Shareholder may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Paragraph 3. In the event of foreclosure, realization or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.






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      (c) Any purported transfer of shares of Class B Common stock not permitted hereunder shall be void and of no effect. Any purported transferee of shares of Class B Common Stock purported to be transferred in violation of this Paragraph 3 shall have no rights as a shareholder of the corporation and no other rights against, or with respect to, the corporation, except the right to receive shares of Common Stock upon the conversion of his or her shares of Class B Common Stock into shares of Common Stock. The corporation and its transfer agent may, as a condition to the transfer or the registration of a transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Permitted Transferee.

      (d) The corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this Paragraph 3.

      (e) Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereinafter defined) and not in "street" or "nominee" names; provided, however, certificates representing shares of Class B Common Stock issued in the initial



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      distribution thereof to holders of the issued and outstanding Common
      Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock are issued. Any shares of Class B Common Stock registered in "street" or "nominee" name may be transferred to the beneficial owner of such shares on the record date for such initial distribution, upon proof satisfactory to the corporation and the Transfer Agent that such person was in fact the beneficial owner of such shares on such record date.

      (f) For the purpose of this Paragraph 3 the term "beneficial owner(s)" of any shares of Class B Common Stock shall mean a person or persons who, or entity or entities which, have or share the power, either singly or jointly, to direct the voting or disposition of such shares.

   4. CONVERSION OF THE CLASS B COMMON STOCK.

      (a) Each share of Class B Common Stock may at any time or from time to time, at the option of the record holder thereof, be converted into one
      (1) fully paid and nonassessable share of Common Stock. Such conversion right shall be exercised by the surrender of the certificate representing such share of Class B



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      Common Stock to be converted to the corporation at any time during normal business hours at the principal executive offices of the corporation (to the attention of the Secretary of the corporation), or if an agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being referred to in this Article III as the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by (i) a written notice of the election by the holder thereof to convert and (ii) (if so required by the corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and (iii) transfer tax stamps or funds therefor, if required pursuant to Paragraph 4(e) below.

      (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Paragraph 4(a) above, and the payment in cash of any amount required by the provisions of Paragraph 4(e), the corporation will deliver or cause to be delivered at the office of the Transfer Agent to, or upon the written order of, the holder of such certificate, a certificate or certificates representing the number of



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      full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that in the event any such surrender and payment are made on any date when the stock transfer records of the corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued will become the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.

      (c) No adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class B Common Stock; provided, however, that



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      if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the corporation's default in payment of the dividend or distribution due on such date.

      (d) The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common stock by delivery of purchased shares of Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder



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      require registration with or approval of any governmental authority under any Federal or State law before such shares of Common Stock may be issued upon conversion, the corporation will cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and nonassessable (subject to the provisions of Wis. Stats. Section 180.40(6) or any successor law) and not subject to any preemptive rights.

      (e) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the record holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be



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      payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

      (f) The outstanding shares of Class B Common Stock shall be deemed without further act on anyone's part to be immediately and automatically converted into shares of Common Stock, and stock certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock, in each of the instances set forth below:

             i. All outstanding shares of Class B Common Stock shall be automatically converted into shares of Common Stock if and when the number of issued and outstanding shares of Class B Common Stock is less than two percent (2%) of the aggregate number of shares of Common Stock and Class B Common Stock then outstanding.

             ii. All of the outstanding shares of Class B Common Stock shall be converted to Common Stock if and when the number of shares of the corporation's Common Stock and Class B Common Stock owned by Thomas W. Florsheim and Robert Feitler and their Permitted Transferees falls below 10% of the aggregate number of outstanding shares of Common



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             Stock and Class B Common Stock and remains continuously below 10%
             for one year thereafter.

             iii. All outstanding shares of Class B Common Stock will be converted after the expiration of the 15 year period commencing on the date of the initial distribution of the Class B Common Stock, unless the Board of Directors extends the existence of the Class B Common Stock for an additional period of 5 years upon the approval of a majority of the independent directors, as defined below, PROVIDED that the Board of Directors may reduce the term or impose additional restrictions if necessary to avoid a suspension of quotations of the Common Stock on the NASDAQ National Market System. In no event shall the Class B Common Stock remain outstanding longer than 20 years after the date of the initial distribution of the Class B Common Stock.

             iv. All outstanding shares of Class B Common Stock will be converted if and when the Board of Directors declares a conversion
             (a) based on its determination, in its sole discretion, that there has been or in the absence of a conversion there will be a material adverse change in the liquidity, marketability or market value of the



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             Common Stock due to a suspension or prospective suspension of quotations of the Common Stock on the NASDAQ National Market System or due to requirements under applicable state securities laws, or (b) in connection with its approval of any merger or consolidation of the corporation, any sale or lease of substantially all of its assets or the liquidation or dissolution of the corporation.

             v. For purposes of this Paragraph 4, "independent director" is a director who has not been employed by the corporation or any of its subsidiaries at any time within three years prior to the date of determination and who is not Thomas W. Florsheim, Robert Feitler or a Permitted Transferee of either of them.

   5. SUBSEQUENT ISSUANCES OF CLASS B COMMON STOCK.

      Following the initial distribution of the Class B Common Stock to the holders of the issued and outstanding Common Stock of the Corporation, the Board of Directors may only issue shares of the Class B Common
   Stock (a) in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common
   Stock, and only to the then record holders of the issued and outstanding shares of the Class B Common Stock in



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   conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Common Stock, or (b) to the holders of options to acquire common stock of the corporation which were outstanding on April 7, 1987.

   6. PREEMPTIVE RIGHTS DENIED.

      No holder of shares of any class of stock of the corporation shall possess any preemptive right to acquire additional shares of any class or treasury shares of the corporation, or obligations of the corporation convertible into such shares, whether nor or hereafter authorized.

   7. LIMITED VOTING PROVISIONS INAPPLICABLE.

      Outstanding shares of any class of stock of the corporation shall not be subject to the limited voting provisions of Section 180.25(9) of the Wisconsin Statutes.

                                   ARTICLE IV

   The number of directors of the corporation shall be fixed by, or in the manner provided in, the By-Laws, and may be altered from time to time as may be provided therein. The By-Laws may provide for the classification of directors.

                                   ARTICLE V

   At the time of the adoption of these Restated Articles of Incorporation, the address of the registered office of the corporation is 234 East Reservoir Avenue, Milwaukee 1, Wisconsin, and the name of the registered agent at such address is Frank L. Weyenberg.



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                                   ARTICLE VI

   Except as set forth below, the affirmative vote of the holders of four-fifths of all classes of stock of the corporation entitled to vote in election of directors considered for the purpose of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the corporation with our into any other corporation, or (b) to authorize any sale, lease or exchange of all or any substantial part of the assets of the corporation to, or any sale, lease or exchange to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article as one class. Such affirmative vote shall be in addition to the vote of the holders of the stock of the corporation otherwise required by law or any agreement to which the corporation is a party.

   For the purposes of this Article, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion



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rights, warrants or options, or otherwise whether such right be absolute or conditional, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), (a) by any "affiliate" or "associate", as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securites Exchange Act of 1934 as in effect on May 1, 1977 or (b) by any corporation, person or other entity acting in concert with it, or (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any corporation, person or other entity with which it or any "affiliate" or "associate" (as defined above) of it, or any corporation, person or other entity acting in concert with it or with any "affiliate" or "associate" (as defined above) of it, has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of stock of the corporation. For the purposes of this Article, the outstanding shares of any class of stock of the corporation shall include shares deemed owned through application of clauses (i), (ii) and (iii) above but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, or options or otherwise.

   On the basis of information known to the corporation, the Board of Directors of the corporation shall make all determinations under this Article, including whether (i) a



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corporation, person or other entity beneficially owns more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors, or (ii) a corporation, person or other entity has the right to acquire shares of stock of the corporation, or (iii) a corporation, person or other entity is an "affiliate" or "associate" (as defined above) of another, or
(iv) a corporation, person or other entity has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of stock of the corporation, or (v) a corporation, person or other entity is acting in concert with any other corporation, person or other entity; and all such determinations shall be conclusive.

   The provisions of this Article shall not be applicable to: (i) any merger or consolidation of the corporation with or into any other corporation, or any sale, lease or exchange of all or any substantial part of the assets of the corporation to, or any sale, lease or exchange to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets of, any other corporation, person or other entity, if (a) such transaction shall have been approved by a resolution adopted by a number of directors which is one less than the number of the members of the Board of Directors of the corporation holding office at the time such resolution is adopted; or (b) the Board of Directors of the corporation shall by resolution have approved a memorandum of understand with such other corporation, person,



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or other entity with respect to and substantially consistent with such transactions prior to the time that such other corporation, person or entity shall have become a holder of more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors; or (ii) any merger or consolidation of the corporation with, or any sale, lease or exchange to the corporation or any subsidiary thereof of any of the assets of, any other corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation and its subsidiaries.

   No amendment to the Restated Articles of Incorporation of this corporation shall amend, alter, change or repeal any of the provisions of this Article VI, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of four-fifths of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article as one class.